PROSPECTUS SUPPLEMENT NO. 3
Dated December 3, 2010
(to prospectus dated June 23, 2010)
Filed Pursuant to Rule 424(b)(3)
Registration Number 333-166625

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CORNERSTONE BANCSHARES, INC.

600,000 Shares of Series A Convertible Preferred Stock

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This third prospectus supplement (the “Third Supplement”) is supplemental to the prospectus dated June 23, 2010 (the “Original Prospectus”) relating to the offer and sale by Cornerstone Bancshares, Inc.’s (the “Company”) of up to 600,000 shares of Series A Convertible Preferred Stock (“Preferred Stock”) and the first supplement to the Original Prospectus dated August 18, 2010 (the “First Supplement”) and the second supplement to the Original Prospectus dated November 12, 2010 (the “Second Supplement”).

The purpose of this Third Supplement is to inform you of certain developments that have occurred since the date of the Second Supplement.  This Third Supplement should be read together with, and may not be delivered or utilized without, the Original Prospectus, the First Supplement and the Second Supplement.  The information contained in this Third Supplement is qualified by reference to the Original Prospectus, the First Supplement and the Second Supplement, except to the extent that the information in this Third Supplement updates or supersedes the information contained in the Original Prospectus, the First Supplement or in the Second Supplement.

Extension of Offering

We have determined to extend the offering through June 30, 2011.  The offering is being conducted on a “best efforts” basis and we will terminate it upon the sale of 600,000 shares or June 30, 2011, whichever occurs first.  We also reserve the right to end the offering at any time if we determine that the total amount of subscriptions will provide adequate capitalization for us and our bank subsidiary.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities that we are offering, or determined if the Original Prospectus, the First Supplement, Second Supplement or this Third Supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

The shares of Preferred Stock that we are offering are not deposit accounts, and are not, and will not be, insured or guaranteed by the Federal Deposit Insurance Corporation or any other federal or state government agency.  The shares of Preferred Stock are subject to investment risk, including the possible loss of principal.  See “Risk Factors” beginning on page 10 of the Original Prospectus for a discussion of these risks.

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CORNERSTONE BANCSHARES, INC.
835 Georgia Avenue
Chattanooga, Tennessee 37402
(423) 385-3000